[Archrock Logo]

August 3, 2016

[Name]
[Address]

Re:    Compensation Changes
Dear [Name]:

In light of current market conditions and actions taken by Archrock, Inc. (the “Company”) to reduce costs, including reductions to the Company’s staffing levels, and improve cash flow, you and the Company have agreed to implement a 10% reduction in your base salary. In connection with this reduction, effective as of August 7, 2016, your annual base salary will be $[____].

[In addition, by signing this letter below, you acknowledge that you have waived payment of your annual short-term incentive payment in respect of the Company’s fiscal year 2016 under the Company’s 2016 short-term incentive program. You will again become eligible to receive an annual short-term incentive payment commencing with the Company’s fiscal year 2017.]1

If you incur a Qualifying Termination of Employment (as defined in your CoC Agreement or Severance Agreement (each defined below), as applicable), for purposes of calculating your severance payments and benefits under the CoC Agreement or Severance Agreement (as applicable), the Company will apply your pre-reduction base salary [and the target short-term incentive opportunity that would have otherwise applied to you with respect to the Company’s fiscal year 2016, absent this letter]1. For purposes of this letter, (i) “CoC Agreement” means the change of control agreement between you and the Company and (ii) “Severance Agreement” means the severance benefit agreement between you and the Company. In addition, if you die or become disabled, then for purposes of calculating your life, accidental death and disability, short-term disability and long-term disability insurance benefits provided or made available by the Company or its affiliates, the Company will apply your pre-reduction base salary.

Notwithstanding the foregoing or anything to the contrary in the CoC Agreement or the Severance Agreement, by signing this letter, you hereby waive any right you may have to resign your employment with the Company for “Good Reason” for purposes of such agreements due to a material reduction in your base salary based on the changes to your compensation that are described in this letter. However, in the event of any subsequent reduction in your base salary, the cumulative impact of the subsequent reduction and the compensation changes described in this letter may be taken into account for purposes of determining whether “Good Reason” exists under the CoC Agreement or the Severance Agreement (as applicable).

Please acknowledge your acceptance of, and agreement to, the terms and conditions set forth in this letter by signing and dating this letter in the space provided below and returning it to the Company. Should you have any questions about this letter, please contact [_____] at [_____].

________________________

1 For the CEO only.

Sincerely,

ARCHROCK, INC.

By:
[Name]
[Title]

Acknowledged and Agreed:

By:

Print Name:

Date: